     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 2004

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                      ALLEGHENY TECHNOLOGIES INCORPORATED
             (Exact name of registrant as specified in its charter)

                       DELAWARE                                                25-1792394
            (State or other jurisdiction of                                 (I.R.S. Employer
            incorporation or organization)                                 Identification No.)

                               1000 SIX PPG PLACE
                      PITTSBURGH, PENNSYLVANIA 15222-5479
                                 (412) 394-2800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JON D. WALTON
                   EXECUTIVE VICE PRESIDENT, CHIEF LEGAL AND
                   COMPLIANCE OFFICER AND CORPORATE SECRETARY
                      ALLEGHENY TECHNOLOGIES INCORPORATED
                               1000 SIX PPG PLACE
                      PITTSBURGH, PENNSYLVANIA 15222-5479
                                 (412) 394-2800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                    COPY TO:

                                 RONALD D. WEST
                           KIRKPATRICK & LOCKHART LLP
                            HENRY W. OLIVER BUILDING
                             535 SMITHFIELD STREET
                         PITTSBURGH, PENNSYLVANIA 15222
                                 (412) 355-6500

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO BE        OFFERING PRICE         AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED           REGISTERED(1)(2)    PER UNIT(1)(2)(3)   OFFERING PRICE(1)(2)   REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
 Common Stock, Par Value $0.10(4)(11)......
-------------------------------------------------------------------------------------------------------------------------------
 Preferred Stock(5)(11)....................
-------------------------------------------------------------------------------------------------------------------------------
 Warrants(6)(11)...........................
-------------------------------------------------------------------------------------------------------------------------------
 Depositary Shares(7)(11)..................
-------------------------------------------------------------------------------------------------------------------------------
 Purchase Contracts(8).....................
-------------------------------------------------------------------------------------------------------------------------------
 Purchase Units(9)(11).....................
-------------------------------------------------------------------------------------------------------------------------------
 Debt Securities(10)(11)...................
-------------------------------------------------------------------------------------------------------------------------------
   Total...................................     $400,000,000             100%             $400,000,000           $50,680
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

 (1) In U.S. dollars or the equivalent thereof in any other currency unit or units, or composite currency or currencies.

                                              (footnotes continued on next page)

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        (footnotes continued from previous page)

 (2) Pursuant to General Instruction II.D to Form S-3, the amount to be registered, proposed maximum aggregate offering price per security and proposed maximum aggregate offering price has been omitted for each class of securities that is registered hereby.

 (3) The proposed maximum aggregate offering price per security will be determined from time to time by Allegheny Technologies Incorporated in connection with the issuance of the securities registered hereunder.

 (4) An indeterminate number of shares of common stock, par value $0.10 per share, of Allegheny Technologies Incorporated are covered by this registration statement. Common stock may also be issued upon exercise of warrants to purchase common stock that are registered hereby. Each share of common stock includes one preferred share purchase right as described under "Description of Capital Securities." No separate consideration will be received for the preferred share purchase rights.

 (5) An indeterminate number of shares of preferred stock of Allegheny Technologies Incorporated are covered by this registration statement. Preferred stock may also be issued upon exercise of warrants to purchase preferred stock that are registered hereby.

 (6) An indeterminate number of warrants, representing rights to purchase common stock, preferred stock or debt securities of Allegheny Technologies Incorporated that are registered hereby are covered by this registration statement.

 (7) An indeterminate number of depositary shares as may be issued if Allegheny Technologies Incorporated elects to offer fractional interests in the preferred stock or debt securities of Allegheny Technologies Incorporated that are registered hereby offered hereby are covered by this registration statement.

 (8) An indeterminate amount and number of purchase contracts of Allegheny Technologies Incorporated, representing obligations to purchase from Allegheny Technologies Incorporated, or to sell to Allegheny Technologies Incorporated, common stock, preferred stock, warrants, depositary shares or debt securities of Allegheny Technologies Incorporated, or debt securities of third parties (including U.S. Treasury securities), an index or indices thereof or any combination thereof, are covered by this registration statement.

 (9) An indeterminate amount and number of purchase units of Allegheny Technologies Incorporated, consisting of purchase contracts together with common stock, preferred stock, warrants, depositary shares or debt securities of Allegheny Technologies Incorporated, or debt securities of third parties (including U.S. Treasury securities), securing the holders' obligations to purchase the securities under the purchase contracts, are covered by this registration statement.

(10) An indeterminate number of debt securities of Allegheny Technologies Incorporated are covered by this registration statement. Debt securities may also be issued upon exercise of warrants to purchase debt securities that are registered hereby.

(11) An indeterminate number of securities of Allegheny Technologies Incorporated registered hereby as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the preferred stock, warrants, depositary shares or debt securities registered hereunder, and such indeterminate amount of securities of Allegheny Technologies Incorporated registered hereby as may be issued upon settlement of the purchase contracts or purchase units registered hereunder, are covered by this registration statement. No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, the preferred stock, warrants, depositary shares or debt securities of Allegheny Technologies Incorporated or upon settlement of the purchase contracts or purchase units registered hereunder.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH 22, 2004

                                  $400,000,000

                      ALLEGHENY TECHNOLOGIES INCORPORATED

                                  Common Stock
                                Preferred Stock
                                    Warrants
                               Depositary Shares
                               Purchase Contracts
                                 Purchase Units
                                Debt Securities

                             ---------------------

     Allegheny Technologies Incorporated from time to time may offer to sell, in one or more series, common stock, preferred stock, warrants, depositary shares, purchase contracts, purchase units or debt securities, or any combination of these securities. The total amount of securities offered by this prospectus will have an initial aggregate offering price of up to $400,000,000, or the equivalent amount in other currencies, currency units or composite currencies, although ATI may increase this amount in the future.

     The common stock of ATI is listed on the New York Stock Exchange and trades under the ticker symbol "ATI."

     This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

     WE URGE YOU TO CAREFULLY READ "RISK FACTORS" BEGINNING ON PAGE 2 AND OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF FACTORS YOU SHOULD CAREFULLY CONSIDER BEFORE DECIDING TO INVEST IN ANY SECURITIES OFFERED BY THIS PROSPECTUS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this prospectus is          , 2004.

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................    ii
SUMMARY.....................................................     1
RISK FACTORS................................................     2
FORWARD-LOOKING STATEMENTS..................................     9
RATIOS OF EARNINGS TO FIXED CHARGES.........................     9
DESCRIPTION OF CAPITAL SECURITIES...........................    10
DESCRIPTION OF WARRANTS.....................................    14
DESCRIPTION OF DEPOSITARY SHARES............................    15
DESCRIPTION OF PURCHASE CONTRACTS...........................    18
DESCRIPTION OF PURCHASE UNITS...............................    18
DESCRIPTION OF DEBT SECURITIES..............................    19
USE OF PROCEEDS.............................................    28
PLAN OF DISTRIBUTION........................................    28
LEGAL MATTERS...............................................    30
EXPERTS.....................................................    30

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to in this prospectus as the SEC or the Commission, utilizing a "shelf" registration process. Under this shelf registration process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings up to a total aggregate initial public offering amount of $400,000,000. This prospectus provides you with a general description of the securities we may offer. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may change after that date. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Each prospectus supplement also may add, update or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement, together with the additional information described below under "Where You Can Find More Information."

     No person has been authorized to give any information or to make any representations, other than as contained or incorporated by reference in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is an unlawful to make such offer or solicitation.

                      WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

     We have filed a registration statement on Form S-3 (together with all amendments, exhibits, schedules and supplements thereto, the "registration statement") under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus, which forms part of that registration statement, does not contain all of the information set forth in that registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we urge you to read the documents contained in those exhibits.

     We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC's Internet address is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange, and our reports and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Our Internet address is http://www.alleghenytechnologies.com. The information on our Internet site is not a part of this prospectus.

INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information that we file with the SEC after the date of this prospectus and until we sell all of the securities covered by this prospectus will automatically update and supersede the information contained in this prospectus.

     We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus, including between the date of this prospectus and the date on which the registration statement of which this prospectus is a part is declared effective by the SEC, except as noted below:

OUR SEC FILINGS (FILE NO. 1-12001)            PERIOD FOR OR DATE OF FILING
----------------------------------            ----------------------------
Annual Report on Form 10-K                    Year Ended December 31, 2003
Form 8-A                                      July 30, 1996

     Pursuant to General Instruction B of Form 8-K, any information submitted under Item 9, Regulation FD Disclosure, or Item 12, Results of Operations and Financial Condition, of Form 8-K is not deemed to be "filed" for the purpose of
Section 18 of the Securities and Exchange Act of 1934, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 9 or Item 12 of Form 8-K. We are not incorporating by reference any information submitted under Item 9 or Item 12 of Form 8-K into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 or into this prospectus.

     Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: Allegheny Technologies Incorporated, Attention: Corporate Secretary, 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479, telephone number: (412) 394-2800. You also may review a copy of the registration statement and its exhibits at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's Internet site.

                                    SUMMARY

     This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus as further described above under "Where You Can Find More Information." This summary does not contain all of the information that you should consider before investing in any securities being offered by this prospectus. We urge you to carefully read this entire prospectus, the documents incorporated by reference into this prospectus and the prospectus supplement relating to the securities that you propose to buy, especially any description of investment risks that we may include in the prospectus supplement. References to "Allegheny Technologies," "ATI," the "Company," the "registrant," "we," "our" and "us" and similar terms mean Allegheny Technologies Incorporated and its subsidiaries, unless the context otherwise requires.

                      ALLEGHENY TECHNOLOGIES INCORPORATED

     We are one of the largest and most diversified specialty materials producers in the world. We use innovative technologies to offer global markets a wide range of specialty materials. High-value products include super stainless steel, nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, tungsten materials, exotic alloys, which include zirconium, hafnium and niobium, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon electrical and tool steels, and carbon alloy steel impression die forgings and large grey and ductile iron castings. We operate in the following three business segments, which accounted for the indicated percentages of our consolidated revenues of $1.94 billion, $1.91 billion, and $2.13 billion for the years ended December 31, 2003, 2002, and 2001, respectively:

                                                              2003    2002    2001
                                                              ----    ----    ----
Flat-Rolled Products........................................   54%     55%     51%
High Performance Metals.....................................   33%     33%     36%
Engineered Products.........................................   13%     12%     13%

     We are a Delaware corporation with our principal executive offices located at 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479, telephone number
(412) 394-2800.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time up to an aggregate of $400,000,000 of any of the securities described in this prospectus. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities under this prospectus, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

     We may use this prospectus to offer any of the following securities from time to time:

     - common stock, par value $0.10;

     - preferred stock, either directly or represented by depositary shares;

     - warrants for the purchase of our common stock, preferred stock or debt securities;

     - purchase contracts for the purchase by us, or sale to us, of our common stock, preferred stock, warrants, depositary shares or debt securities, or debt securities of third parties (including U.S. Treasury securities), an index or indices of any of those securities or any combination of those securities;

     - purchase units consisting of purchase contracts together with common stock, preferred stock, warrants, depositary shares or debt securities, or debt securities of third parties (including U.S. Treasury securities) securing the holders' obligations to purchase the securities under the purchase contracts, or any of these securities in any combination; and

     - debt securities, either directly or represented by depositary shares, which may be senior or subordinated.

     When we use the term "securities" in this prospectus, we mean any of the securities that we may offer under this prospectus, unless we say otherwise. This prospectus describes the general terms that may apply to the securities. The specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus. You also should read the documents we have referred to you in "Where You Can Find More Information" for additional information about our company, including our financial statements.

                                  RISK FACTORS

     INVESTING IN OUR SECURITIES INVOLVES RISKS. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE INFORMATION UNDER "FORWARD-LOOKING STATEMENTS," WHICH APPEAR ELSEWHERE IN THIS PROSPECTUS, TOGETHER WITH ANY ADDED, UPDATED OR CHANGED INFORMATION INCLUDED IN ANY PROSPECTUS SUPPLEMENT AND IN OUR REPORTS FILED WITH THE SEC THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, BEFORE DECIDING WHETHER TO INVEST IN OUR SECURITIES.

THE CYCLICAL NATURE OF THE INDUSTRIES IN WHICH OUR CUSTOMERS OPERATE CAUSE THEIR DEMAND FOR OUR PRODUCTS TO BE CYCLICAL, CREATING UNCERTAINTY REGARDING OUR FUTURE PROFITABILITY.

     The cyclical nature of the industries in which our customers operate cause demand for our products to be cyclical, creating uncertainty regarding future profitability. Various changes in general economic conditions affect the industries in which our customers operate. These changes include decreases in the rate of consumption or use of our customers' products due to economic downturns. Other factors causing fluctuation in our customers' positions are:

     - changes in market demand;

     - lower overall pricing due to domestic and international overcapacity;

     - currency fluctuations;

     - lower priced imports; and

     - increases in use or decreases in prices of substitute materials.

     As a result of these factors, our profitability has been and may in the future be subject to significant fluctuation. Partly as a result of weak general economic conditions in the markets we serve that have caused demand for our products to decrease, we have experienced operating and net losses, and our financial condition has been adversely affected. These conditions could continue, adversely affecting our ability to produce and sell our products profitably.

     A significant portion of the sales of our High Performance Metals segment represents products sold to customers in the commercial aerospace industry. Economic and other factors, including the September 11, 2001 terrorist attacks, that have been adversely affecting the airline industry have resulted in overall reduced demand for the products that we sell to the commercial aerospace market. The downturn in the commercial aerospace industry could continue to adversely affect our results of operations, and our business and financial condition could be materially aversely affected.

VARIABILITY IN THE PRICING OF OUR PRODUCTS MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

     The recent trend of price deflation for many commodity products has adversely affected prices for many of our commodity products, including stainless steel, and may continue to do so. Intense competition and excess manufacturing capacity in the commodity stainless steel industry have resulted in reduced prices, excluding raw material surcharges, for many of our stainless steel products. As a result of these factors, our revenues, operating results and financial condition have been and may continue to be adversely affected.

     Although inflationary trends in recent years have been moderate, during the same period certain critical raw material costs, such as nickel and scrap containing iron and nickel, have been volatile. We primarily use the LIFO method of inventory accounting that reflects current costs in the cost of products sold. We consider these costs, the increasing costs of equipment and other costs in establishing our sales pricing policies and have instituted raw material surcharges and indices on many of our products to the extent permitted by competitive factors in the marketplace.

     We change prices on certain of our products from time to time. The ability to implement price increases is dependent on market conditions, economic factors, raw material costs and availability, competitive factors, operating costs and other factors, some of which are beyond our control. The benefits of any price increases may be delayed due to long manufacturing lead times and the terms of existing contracts.

OUR DEPENDENCE UPON CERTAIN CRITICAL RAW MATERIALS THAT ARE SUBJECT TO PRICE AND AVAILABILITY FLUCTUATIONS COULD LEAD TO INCREASED COSTS OR DELAYS IN THE MANUFACTURE AND SALE OF OUR PRODUCTS.

     We rely to a substantial extent on outside vendors to supply certain raw materials that are critical to the manufacture of products. Purchase prices and availability of these critical raw materials are subject to volatility. At any given time, we may be unable to obtain an adequate supply of these critical raw materials on a timely basis, on price and other terms acceptable, or at all.

     If suppliers increase the price of critical raw materials, we may not have alternative sources of supply. In addition, to the extent that we have quoted prices to customers and accepted customer orders for products prior to purchasing necessary raw materials, we may be unable to raise the price of products to cover all or part of the increased cost of the raw materials.

     The manufacture of some of our products is a complex process and requires long lead times. As a result, we have in the past and may in the future experience delays or shortages in the supply of raw materials. If we are unable to obtain adequate and timely deliveries of required raw materials, we may be unable to timely manufacture sufficient quantities of products. This could cause us to lose sales, incur additional costs, delay new product introductions and suffer harm to our reputation.

     While we enter into raw materials futures contracts from time to time to hedge exposure to price fluctuations, such as for nickel, we cannot be certain that our hedge position adequately reduces exposure. We believe that we have adequate controls to monitor these contracts, but we may not be able to accurately assess exposure to price volatility in the markets for critical raw materials.

     In addition, although we occasionally use raw materials surcharges to offset the impact of increased costs, competitive factors in the marketplace can limit our ability to institute such surcharges, and there can be a delay between the increase in the price of raw materials and the realization of the benefit of surcharges. For example, since we generally use in excess of 35,000 tons of nickel each year, a hypothetical change of $1.00 per pound in nickel prices would result in increased costs of approximately $70 million. In addition, we also use in excess of 270,000 tons of ferrous scrap in the production of our Flat-Rolled products. During 2003 and entering into 2004, ferrous scrap prices have increased significantly. A hypothetical change of $10.00 per ton would result in increased costs of approximately $2.7 million.

     We acquire certain important raw materials that we use to produce specialty materials, including nickel, chrome, cobalt, titanium sponge and ammonia paratungstate, from foreign sources. Some of these sources operate in countries that may be subject to unstable political and economic conditions. These conditions may disrupt supplies or affect the prices of these materials.

ENERGY RESOURCES MARKETS ARE SUBJECT TO MARKET CONDITIONS THAT CREATE UNCERTAINTY IN THE PRICES AND AVAILABILITY OF ENERGY RESOURCES UPON WHICH WE RELY.

     Energy resources markets are subject to conditions that create uncertainty in the prices and availability of energy resources upon which we rely. We rely upon third parties for our supply of energy resources consumed in the manufacture of products. The prices for and availability of electricity, natural gas, oil and other energy resources are subject to volatile market conditions. These market conditions often are affected by political and economic factors beyond our control. Disruptions in the supply of energy resources could temporarily impair the ability to manufacture products for customers. Further, increases in energy costs, or changes in costs relative to energy costs paid by competitors, has and may continue to adversely affect our profitability. To the extent that these uncertainties cause suppliers and customers to be more cost sensitive, increased energy prices may have an adverse effect on our results of operations and financial condition. We use approximately 10 to 12 million MMBtu's of natural gas annually, depending upon business conditions, in the manufacture of our products. These purchases of natural gas expose us to risk of higher gas prices. For example, a hypothetical $1.00 per MMBtu increase in the price of natural gas would result in increased annual energy costs of approximately $10 to $12 million.

     As part of our risk management strategy, from time to time, we purchase swap contracts to manage exposure to changes in energy costs. The contracts obligate us to make or receive a payment equal to the net change in value of the contract at its maturity. These contracts are designated as hedges of the variability in cash flows of a portion of our forecasted energy payments.

WE HAVE A SIGNIFICANT AMOUNT OF DEBT RELATIVE TO OUR EQUITY CAPITALIZATION, WHICH LIMITS OUR FLEXIBILITY, AND MAY MATERIALLY AFFECT OUR ABILITY TO MEET OUR FUTURE FINANCIAL COMMITMENTS AND LIQUIDITY NEEDS.

     We have a substantial amount of debt relative to our equity capitalization, which increases our vulnerability to adverse economic and industry conditions, limits our ability to obtain additional financing, makes it potentially more difficult to pay dividends as we have in the past, limits our flexibility in planning for or reacting to changes in our industry, and places us at a competitive disadvantage when compared to competitors with less relative amounts of debt.

EXPENDITURES THAT WE MAY BE REQUIRED TO MAKE IN THE FUTURE TO FUND OUR DEFINED BENEFIT PENSION PLAN AND THE UNAVAILABILITY OF REIMBURSEMENT FOR RETIREE MEDICAL COSTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATION AND FINANCIAL POSITION.

     Our U.S. defined benefit pension plan was funded in accordance with ERISA as of December 31, 2003. Based upon current actuarial analyses and forecasts, we do not expect to be required to make contributions to the defined benefit pension plan for at least the next several years. However, a significant decline in the value of plan investments in the future or unfavorable changes in laws or regulations that govern pension plan funding could materially change the timing and amount of required pension funding. Depending on the timing and amount, a requirement that we fund our defined benefit pension plan could have a material adverse effect on our results of operations and financial condition.

     In 2001 and prior years, our U.S. defined benefit pension plan was fully funded with assets significantly in excess of the projected benefit obligation. Under Internal Revenue Code (Section 420) provisions, certain amounts that we paid for retiree health care benefits could be reimbursed annually from the excess pension plan assets. During the 2001 second quarter, we recovered $35.0 million under these provisions. While not affecting reported operating profit, cash flow from operations increased by the recovered amount. Our ability to be reimbursed for retiree medical costs in future years is dependent upon the level of pension surplus, if any, as computed under regulations of the Internal Revenue Service, as of the beginning of each year. The level of pension surplus (the value of pension assets less pension obligations) changes constantly due to the volatility of pension asset investments. Due to the decline in the U.S. equities market from 2000 through 2002, the pension funded status at the beginning of 2004 is substantially below the threshold required for reimbursement of retiree medical costs in 2004. The ability to resume reimbursement from pension assets for retiree health care costs in future periods will depend upon the performance of the pension investments, and any changes in the Internal Revenue Code and regulations pertaining to reimbursement of retiree health care costs from pension surplus. Beginning in the second half of 2001, we began funding certain retiree health care benefits for Allegheny Ludlum using plan assets held in a Voluntary Employee Benefit Association (VEBA) trust. This allows us to recover a portion of the retiree medical costs that were previously funded from the pension surplus. During 2003, we were able to fund $14.2 million of retiree medical costs using the assets of the VEBA trust. We may continue to fund certain retiree medical benefits utilizing the plan assets held in the VEBA if the value of these plan assets exceed $50 million.

CHANGES IN OUR CREDIT RATINGS COULD ADVERSELY AFFECT OUR COSTS AND EXPENSES.

     Our ability to access the credit markets in the future to obtain additional financing, if needed, is influenced by the Company's credit rating. In December 2003, Standard & Poor's Ratings Services lowered its long-term credit ratings for our debt to BB- from BB and we remained on CreditWatch with negative implications. In February 2004, Moody's Investor Service downgraded our senior implied rating to B1 from Ba3, our

$300 million senior unsecured Notes to B3 from B2, and our guaranteed $150 million debentures to B1 from Ba3, while continuing to review our credit ratings for possible downgrades. Changes in our credit rating do not impact our access to our existing credit facilities.

OUR CREDIT FACILITY CONTAINS LIMITATIONS ON OUR ABILITY TO ENTER INTO CERTAIN TRANSACTIONS, AS WELL AS FINANCIAL COVENANTS THAT MAY IMPACT OUR ABILITY TO BORROW UNDER THE CREDIT FACILITY.

     The agreement governing our secured bank credit facility imposes a number of covenants on us. For example, it contains covenants that create limitations on our ability to, among other things, effect acquisitions or dispositions or incur additional debt, and require us to, among other things, maintain a financial ratio when our available borrowing capacity measured under the credit agreement decreases below $150 million. Our ability to comply with the financial covenant may be affected by events beyond our control and, as a result, we may be unable to comply with the covenant, which may adversely affect our ability to borrow under our secured credit facility if the availability level is below $150 million.

CHANGES IN INTEREST RATES MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL POSITION BY INCREASING OUR FINANCING COSTS.

     We attempt to maintain a reasonable balance between fixed- and floating-rate debt to keep financing costs as low as possible. At December 31, 2003, including the effect of interest rate swap agreements, we have approximately $179 million of floating rate debt outstanding with an average interest rate of approximately 1.5%. Since the interest rate on this debt floats with the short-term market rate of interest, we are exposed to the risk that these interest rates may increase. For example, a hypothetical 1% in rate of interest on $179 million of outstanding floating rate debt would result in increased annual financing costs of $1.8 million.

BECAUSE WE ARE SUBJECT TO ENVIRONMENTAL REGULATION AND ENVIRONMENTAL LIABILITIES, WE MAY BE REQUIRED TO REMEDIATE THE EFFECTS OF PAST AND PRIOR OPERATIONS, AND OUR PROFITABILITY MAY BE ADVERSELY AFFECTED.

     We are subject to various domestic and international environmental laws and regulations that govern the discharge of pollutants into the air or water, and disposal of hazardous substances, and which may require that we investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations, including sites at which we have been identified as a potentially responsible party ("PRP") under the Federal Superfund laws, and comparable state laws. We could incur substantial cleanup costs, fines and civil or criminal sanctions, third party property damage or personal injury claims as a result of violations or liabilities under these laws or non-compliance with environmental permits required at our facilities. We are currently involved in the investigation and remediation of a number of our current and former sites as well as third party locations sites under these laws.

     With respect to proceedings brought under the federal Superfund laws, or similar state statutes, we have been identified as a PRP at approximately 33 of such sites, excluding those at which we believe we have no future liability. Our involvement is limited or de minimis at approximately 15 of these sites, and the potential loss exposure with respect to any of the remaining 18 individual sites is not considered to be material.

     We are a party to various cost-sharing arrangements with other PRPs at the sites. The terms of the cost-sharing arrangements are subject to non-disclosure agreements as confidential information. Nevertheless, the cost-sharing arrangements generally require all PRPs to post financial assurance of the performance of the obligations or to pre-pay into an escrow or trust account their share of anticipated site-related costs. In addition, the Federal government, through various agencies, is a party to several such arrangements.

     We believe that we operate our businesses in compliance in all material respects with applicable environmental laws and regulations. However, we are a party to lawsuits and other proceedings involving alleged violations of, or liabilities arising from environmental laws. When our liability is probable and we can reasonably estimate our costs, we record environmental liabilities in our financial statements. In many cases, investigations are not at a stage where we are able to determine whether we are liable, or if liability is probable, to reasonably estimate the loss, or certain components thereof. Estimates of our liability remain subject to additional uncertainties regarding the nature and extent of site contamination, the range of remediation alternatives available, evolving remediation standards, imprecise engineering evaluations and estimates of appropriate cleanup technology, methodology and cost, the extent of corrective actions that may be required, and the participation number and financial condition of other PRPs, as well as the extent of their responsibility for the remediation. Accordingly, we periodically review the accruals, as investigation and remediation of these sites proceed. As we receive new information, we expect that we will adjust our accruals to reflect new information. Future adjustments could have a material adverse effect on our results of operations in a given period, but we cannot reliably predict the amounts of such future adjustments. At December 31, 2003, our reserves for environmental matters totaled approximately $41 million.

     Based on currently available information, we do not believe that there is a reasonable possibility that a loss exceeding the amount already accrued for any of the sites with which we are currently associated (either individually or in the aggregate) will be an amount that would be material to a decision to buy or sell our securities.

CURRENT OR FUTURE LITIGATION MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

     A number of lawsuits, claims and proceedings have been or may be asserted against us relating to the conduct of our business, including those pertaining to product liability, patent infringement, commercial, employment, employee benefits, environmental and stockholder matters. Due to the uncertainties of litigation, we can give no assurance that we will prevail on all claims made against us in the lawsuits that we currently face or that additional claims will not be made against us in the future. While the outcome of litigation cannot be predicted with certainty, and some of these lawsuits, claims or proceedings may be determined adversely to us, we do not believe that the disposition of any such pending matters is likely to have a material adverse effect on our financial condition or liquidity, although the resolution in any reporting period of one or more of these matters could have a material adverse effect on our results of operations for that period. Also, we can give no assurance that any other matters brought in the future will not have a material effect on our financial condition, liquidity or results of operations.

WE MAY BE UNABLE TO REACH SATISFACTORY COLLECTIVE BARGAINING AGREEMENTS WITH UNIONS REPRESENTING A SIGNIFICANT PORTION OF OUR EMPLOYEES.

     We have approximately 8,800 employees. A portion of our workforce is covered by various collective bargaining agreements, principally with the United Steelworkers of America ("USWA"), including:

     - approximately 3,000 Allegheny Ludlum production, office and maintenance employees covered by collective bargaining agreements between Allegheny Ludlum and the USWA, which are effective through June 2007;

     - approximately 165 Oremet employees covered by a collective bargaining agreement with the USWA which is effective through June 2007; and

     - approximately 600 Wah Chang employees covered by a collective bargaining agreement with the USWA which continues through March 2008.

     Negotiations are ongoing for a new collective bargaining agreement with the USWA affecting approximately 100 employees at the Casting Service facility in LaPorte, Indiana. During the 2003 second quarter, we requested the re-opening of labor agreements with the USWA pertaining to the Allegheny Ludlum and Oremet operations. Discussions with the USWA on this matter are ongoing.

     Generally, agreements that expire may be terminated after notice by the union. After termination, the union may authorize a strike. A strike by the employees covered by one or more of the collective bargaining agreements could have a materially adverse affect on our operating results. There can be no assurance that we will succeed in concluding collective bargaining agreements with the unions to replace those that expire.

WE PLAN TO CONTINUE TO IMPLEMENT ACQUISITION AND DISPOSITION STRATEGIES THAT INVOLVE A NUMBER OF INHERENT RISKS, ANY OF WHICH COULD CAUSE US NOT TO REALIZE ANTICIPATED BENEFITS.

     We intend to continue to strategically position our businesses in order to improve our ability to compete. We plan to do this by seeking specialty niches, expanding our global presence, acquiring businesses complementary to existing strengths and continually evaluating the performance and strategic fit of existing business units. We regularly consider acquisition, joint ventures, and other business combination opportunities as well as possible business unit dispositions. From time to time, management holds discussions with management of other companies to explore such opportunities. As a result, the relative makeup of the businesses comprising our company is subject to change. Acquisitions, joint ventures, and other business combinations involve various inherent risks, such as:

     - assessing accurately the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates;

     - the potential loss of key personnel of an acquired business;

     - our ability to achieve identified financial and operating synergies anticipated to result from an acquisition or other transaction; and

     - unanticipated changes in business and economic conditions affecting an acquisition or other transaction.

International acquisitions and other transactions also could be affected by export controls, exchange rate fluctuations, domestic and foreign political conditions and a deterioration in domestic and foreign economic conditions.

WE MAY EXPERIENCE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AS A RESULT OF INCREASES IN THE COSTS OF INSURANCE COVERAGE OR AN INABILITY TO OBTAIN INSURANCE COVERAGE TO FULLY COVER FUTURE CLAIMS.

     We have maintained various forms of insurance, including insurance covering claims related to our properties and risks associated with our operations. Our existing property and liability insurance coverages contain exclusions and limitations on coverage. In connection with renewals of insurance, we have experienced additional exclusions and limitations on coverage, larger self-insured retentions and deductibles and significantly higher premiums. As a result, in the future our insurance coverage may not cover claims to the extent that it has in the past and the costs that we incur to procure insurance may increase significantly, either of which could have an adverse effect on our results of operations.

OUR PROFITABILITY MAY FLUCTUATE DUE TO POLITICAL, SOCIAL AND ECONOMIC FACTORS THAT ARE NOT WITHIN OUR CONTROL.

     The war on terrorism and recent political and social turmoil, including terrorist and military actions and the implications of the military actions in Iraq, could continue to put pressure on economic conditions in the United States and worldwide. These political, social and economic conditions make it difficult for us, our suppliers and our customers to forecast accurately and plan future business activities, and could adversely affect the financial condition of our suppliers and customers and affect customer decisions as to the amount and timing of purchases from us. As a result, the recovery of our industry from weak demand conditions could be delayed, and our business, financial condition and results of operations could be materially adversely affected.

RISKS ASSOCIATED WITH EXPORT SALES COULD MATERIALLY ADVERSELY AFFECT OUR
RESULTS.

     We believe that export sales will continue to account for a significant percentage of our future revenues. Risks associated with export sales include:

     - political and economic instability, including weak conditions in the world's economies;

     - accounts receivable collection;

     - export controls;

     - changes in legal and regulatory requirements;

     - policy changes affecting the markets for our products;

     - changes in tax laws and tariffs; and

     - exchange rate fluctuations (which may affect sales to international customers and the value of profits earned on export sales when converted into dollars).

Any of these factors could materially adversely effect our results for the period in which they occur.

WE MAY BE FORCED TO PAY DAMAGES, INCUR EXPENSES OR LIMIT OUR CONTRACTUAL WORK FOR THE U.S. GOVERNMENT AS A RESULT OF GOVERNMENT CONTRACTS TO WHICH WE ARE PARTIES, AND SUCH DAMAGES OR EXPENSES COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Some of our operating companies directly perform contractual work for the U.S. Government. Various claims (whether based on U.S. Government or Company audits and investigations or otherwise) could be asserted against us related to our U.S. Government contract work. Depending on the circumstances and the outcome, such proceedings could result in fines, penalties, compensatory and treble damages or the cancellation or suspension of payments under one or more U.S. Government contracts. Under government regulations, a company, or one or more of its operating divisions or units, can also be suspended or debarred from government contracts based on the results of investigations.

                           FORWARD-LOOKING STATEMENTS

     You should carefully review the information contained in or incorporated by reference into this prospectus. In this prospectus, statements that are not reported financial results or other historical information are "forward-looking statements." Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

     You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions in connection with any discussion of future operating or financial performance.

     We cannot guarantee that any forward-looking statements will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and assumptions that may prove to be inaccurate. Among others, the factors discussed in "Risk Factors" could cause actual results to differ from those in forward-looking statements included in or incorporated by reference into this prospectus or that we otherwise make. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove to be inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider any forward-looking statements.

     We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consider any additional disclosures that we may make on related subjects in future filings with the SEC. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 are as follows:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                               ------------------
                                                        2003   2002   2001   2000   1999
                                                        ----   ----   ----   ----   ----
Ratios of earnings to fixed charges...................  --     --     --     5.7    5.5

---------------

(1) For the years ended December 31, 2003, 2002, and 2001, fixed charges exceeded earnings by approximately $280.7 million, $100.7 million and $37.0 million, respectively.

                       DESCRIPTION OF CAPITAL SECURITIES

COMMON STOCK

     We may issue, either separately or together with other securities, including as a part of units, shares of our common stock. Shares of common stock issued as part of units may be attached to or separate from any other securities part of those units. Under our Restated Certificate of Incorporation, we are authorized to issue up to 500,000,000 shares of our common stock. As of February 29, 2004, we have 80,931,369 shares of common stock issued and outstanding and have reserved 8,305,787 additional shares of common stock for issuance under our stock compensation plans.

     A prospectus supplement relating to an offering of common stock or other securities convertible or exchangeable for, or exercisable into, common stock, or the settlement of which may result in the issuance of common stock, will describe the relevant terms, including the number of shares offered, any initial offering price and market price and dividend information, as well as, if applicable, information on other related securities.

     The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following:

     - the Delaware General Corporation Law, as it may be amended from time to time;

     - our Restated Certificate of Incorporation, as it may be amended or restated from time to time; and

     - our bylaws, as they may be amended or restated from time to time.

     DIVIDENDS. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment subject to the rights of holders of our preferred stock.

     VOTING RIGHTS. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

     RIGHTS UPON LIQUIDATION. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

     MISCELLANEOUS. The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. Mellon Investor Services LLC is the transfer agent and registrar for the common stock.

PREFERRED STOCK

     We may elect to issue shares of our preferred stock from time to time, as described in the applicable prospectus supplement. We may issue shares of preferred stock separately or as a part of units, and any such shares issued as part of units may be attached to or separate from any other securities part of those units. Shares of our preferred stock may have dividend, redemption, voting and liquidation rights taking priority over our common stock, and shares of our preferred stock may be convertible into our common stock.

     Our Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series. In addition, our Board of Directors is authorized to establish from time to time the number of shares to be included in each series of preferred stock and to fix the designation, powers (including but not limited to voting powers, if any), preferences and rights of the shares of each series of preferred stock and any qualifications, limitations or restrictions of each series of preferred stock. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding common stock, without a vote of the holders of the preferred stock, or of any series of preferred stock, unless a vote of any such holders is required pursuant to the terms of any preferred stock.

     Our Restated Certificate of Incorporation authorizes our Board of Directors without further stockholder action, to provide for the issuance of up to 50,000,000 shares of preferred stock, in one or more series. As of the date of this prospectus, no shares of preferred stock have been issued. We have 6,000,000 shares of preferred stock reserved for issuance upon exercise of rights under the rights agreement described below under "-- Preferred Stock Purchase Rights," leaving 44,000,000 shares of preferred stock remaining available for designation and issuance.

     The particular terms of any series of preferred stock being offered by us under this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

     - the title and liquidation preference per share of the preferred stock and the number of shares offered;

     - the purchase price of the preferred stock;

     - the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

     - any redemption or sinking fund provisions of the preferred stock;

     - any conversion provisions of the preferred stock;

     - the voting rights, if any, of the preferred stock; and

     - any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

     If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, the definitive terms will be disclosed in the applicable prospectus supplement. The summary in this prospectus is not complete. You should refer to the applicable Certificate of Amendment to our Restated Certificate of Incorporation or certificate of designations, as the case may be, establishing a particular series of preferred stock, in either case which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with an offering of preferred stock.

     The preferred stock will, when issued, be fully paid and nonassessable.

     DIVIDEND RIGHTS. The preferred stock will be preferred over our common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock) on our common stock will be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the applicable prospectus supplement. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless another date is set forth in the applicable prospectus supplement relating to the series. Accruals of dividends will not bear interest.

     RIGHTS UPON LIQUIDATION. The preferred stock will be preferred over our common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled.

     REDEMPTION. All shares of any series of preferred stock will be redeemable to the extent set forth in the prospectus supplement relating to the series. All shares of any series of preferred stock will be convertible into shares of our common stock or into shares of any other series of our preferred stock to the extent set forth in the applicable prospectus supplement.

     VOTING RIGHTS. Except as indicated in the applicable prospectus supplement, the holders of preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to stockholders. The holders of common stock and the holders of all series of preferred stock will vote together as one class.

     PREFERRED STOCK PURCHASE RIGHTS. On March 12, 1998, our Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.10 (the "Common Shares"), of the Company. The dividend was payable to stockholders of record at the close of business on March 23, 1998 (the "Record Date"). Each Right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock (the "Preferred Shares") at a price of $100.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between us and Mellon Investor Services LLC, as successor in interest to ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent").

     Until the earlier to occur of (i) a public announcement that a person or group of affiliated or associated persons (each an "Acquiring Person"), has acquired beneficial ownership of 15% or more of the outstanding Common Shares or
(ii) 10 business days (or such later date as may be determined by the Board) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares (the earlier of such dates being the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of the Summary of Rights attached thereto.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by that certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on the close of business on March 12, 2008 (the "Final Expiration Date"), unless the final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

     The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidence of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

     Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

     In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by that person or group of 50% or more of the outstanding Common Shares, our Board of Directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Preferred Share, per Right.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depository receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as our Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by our Board of Directors without the consent of the holders of the Rights, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Rights Agreement, which specifies the terms of the Rights and includes the form of Certificate of Designations, Preferences and Rights setting forth the terms of the Preferred Shares is an exhibit to the registration statement of which this prospectus is a part. The foregoing description of the Rights is qualified in its entirety by reference to that Rights Agreement.

     ADDITIONAL SERIES OF PREFERRED STOCK. In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of us and not approved by our board of directors, it would be possible for the board to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of us. This authority may be limited by applicable law, our Restated Certificate of Incorporation, as it may amended or restated from time to time, and the applicable rules of the stock exchanges upon which the common stock is listed. The consent of our stockholders would not be required for any such issuance of preferred stock.

     SPECIAL CHARTER PROVISIONS. Our Restated Certificate of Incorporate provides that:

     - our Board of Directors is classified into three classes;

     - in addition to the requirements of law and the other provisions of our Restated Certificate of Incorporation, the affirmative vote of at least two-thirds of the outstanding shares of our common stock is required for the adoption or authorization of any of the following events unless the event has been approved at a meeting of our Board of Directors by the vote of more than two-thirds of the incumbent members of our Board of
       Directors:

      - any merger or consolidation of us with or into any other corporation;

      - any sale, lease, exchange, transfer or other disposition, but excluding a mortgage or any other security device, of all or substantially all of our assets;

      - any merger or consolidation of a Significant Shareholder (as defined in our Restated Certificate of Incorporation) with or into us or a direct or indirect subsidiary of ours;

      - any sale, lease, exchange, transfer or other disposition to us or to a direct or indirect subsidiary of ours of any of our common stock held by a Significant Shareholder or any other assets of a Significant Shareholder which, if included with all other dispositions consummated during the same fiscal year of ours by the same Significant Shareholder, would result in dispositions of assets having an aggregate fair value in excess of five percent of our total consolidated assets as shown on our certified balance sheet as of the end of the fiscal year preceding the proposed disposition;

      - any reclassification of our common stock, or any re-capitalization involving our common stock, consummated within five years after a Significant Shareholder becomes a Significant Shareholder, whereby the number of outstanding shares of common stock is reduced or any of those shares are converted into or exchanged for cash or other securities;

      - any dissolution; and

      - any agreement, contract or other arrangement providing for any of these transactions but notwithstanding anything not including any merger pursuant to the Delaware General Corporation Law, as amended from time to time, which does not require a vote of our stockholders for approval;

     - our stockholders may not adopt, amend or repeal our Amended and Restated Bylaws other than by the affirmative vote of 75% of the combined voting power of all of our outstanding voting securities entitled to vote generally in an election of directors, voting together as a single class;

     - any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by the written consent of the stockholders; and

     - special meetings of the stockholders may be called at any time by a majority of our directors and may not be called by any other person or persons or in any other manner.

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of our common stock, preferred stock or debt securities. We may issue warrants independently or as part of purchase units, and warrants issued as part of purchase units may be attached to or separate from any other securities part of those purchase units. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. This summary of some provisions of the warrants is not complete. You should refer to the applicable warrant agreement, including the applicable form of warrant certificate, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants, as well as the identity of the applicable warrant agent. That warrant agreement, together with the applicable form of warrant certificate, will be filed with the SEC in connection with the offering of the specific warrants and will be available by the means described under "Where You Can Find More Information."

     The particular terms of any issue of warrants will be described in the applicable prospectus supplement relating to the issue. Those terms may include:

     - the securities for which you may exercise the warrants;

     - the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which the debt securities may be purchased upon exercise, if applicable;

     - the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase shares of preferred stock and the price at which that number of shares of preferred stock of such series may be purchased upon exercise, if applicable;

     - the number of shares of common stock purchasable upon the exercise of warrants to purchase shares of common stock and the price at which that number of shares of common stock may be purchased upon exercise, if applicable;

     - the date on which the right to exercise the warrants will commence and the date on which the right will expire;

     - the material U.S. federal income tax consequences applicable to the warrants; and

     - any other terms of the warrants.

     The exercise price and the expiration date for warrants, as well as the kind, frequency and timing of any notice to be given, will be subject to adjustment as described in the applicable prospectus supplement. Holders of warrants may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to the exercise of warrants, holders of warrants will not have any of the rights of holders of the common stock, preferred stock or debt securities purchasable upon that exercise, as the case may be, and will not be entitled to payments of principal, premium or interest, as applicable, on any debt securities purchasable upon the exercise or dividend payments, if any, or voting rights of any preferred stock or common stock purchasable upon the exercise.

     Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock, as the case may be, at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

     We will forward the securities purchasable upon the exercise of warrants as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If a holder of warrants exercises less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     At our option, we may elect to offer fractional interests in our debt securities or fractional shares of our preferred stock, rather than full interests in our debt securities or full shares of our preferred stock, as the case may be. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a debt security of ours or of a share of a particular series of our preferred stock, as the case may be, and that fraction or the formula by which that fraction may be determined will be set forth in the applicable prospectus supplement. Depositary shares may be issued separately or as a part of units. Depositary shares issued as part of units may be attached to or separate from any other securities part of those units.

     The debt securities or shares of any series of preferred stock underlying the depositary shares, as the case may be, will be deposited under a deposit agreement between us and a bank or trust company, as depositary. The depositary will have its principal office in the United States, unless specified otherwise in the applicable prospectus supplement. Subject to the terms of the applicable deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of the debt security or share of preferred stock, as the case may be, underlying that depositary share, to all the rights and preferences of the debt security or preferred stock, as the case may be, underlying that depositary share. Those rights include any applicable dividend, voting, redemption and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the depositary shares in accordance with the terms of the offering. This summary of some provisions of the depositary receipts is not complete. You should refer to the applicable deposit agreement, including the applicable form of depositary receipts, relating to the specific depositary receipts being offered for the complete terms of the deposit agreement and the depositary receipts and the identity of the depositary. That deposit agreement, together with the applicable form of depositary receipt, will be filed with the SEC in connection with the offering of the depositary receipts and will be available by the means described under "Where You Can Find More Information."

     Pending the preparation of definitive engraved depositary receipts and upon our written order, the depositary may issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts will entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts then will be exchangeable for definitive depositary receipts at our expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute any payments of interest, cash dividends or other cash distributions received with respect to the debt securities or preferred stock, as the case may be, to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

     If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, with our approval, the depositary may sell the property and distribute the net proceeds from the sale to the applicable holders in proportion to the number of depositary shares owned by those holders.

REDEMPTION OF DEPOSITARY SHARES

     If the debt security or series of preferred stock, as the case may be, represented by depositary shares is subject to redemption, the depositary shares will be redeemed with the proceeds received by the depositary from the redemption, in whole or in part, of that debt security or series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable with respect to that debt security or series of the preferred stock, as the case may be. Whenever we redeem debt securities or shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the debt securities or shares of preferred stock, as the case may be, so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata, as may be determined by the depositary.

EXERCISE OF RIGHTS OR VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of preferred stock underlying depositary shares are entitled to vote, or of any request for instructions or directions from holders of debt securities underlying depositary shares, the depositary will mail the information contained in the notice to the record holders of the applicable depositary shares. Each record holder of the applicable depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder's depositary shares or how to vote the amount of the preferred shares represented by that holder's depositary shares, as the case may be. The record date for the depositary shares will be the same date as the record date for the underlying debt securities or preferred stock, as the case may be. The depositary then will attempt, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the number of shares of preferred stock underlying those depositary shares, as the case may be, in accordance with such instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not give instructions or directions with respect to debt securities or vote shares of preferred stock, as the case may be, if it does not receive specific instructions from the holders of the depositary shares representing interests in those securities.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

     The form of depositary receipt evidencing depositary shares and any provision of a deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or by the depositary only if:

     - all outstanding depositary shares issued under that deposit agreement have been redeemed; or

     - with respect to all depositary shares issued under that deposit agreement, there has been a complete repayment or redemption of the underlying debt securities or a final distribution of the underlying preferred stock, as the case may be, including in connection with our liquidation, dissolution or winding up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit and any redemption of the underlying debt securities or preferred stock. Holders of depositary receipts will pay the transfer and other taxes and governmental and other charges, including a fee for the withdrawal of debt securities or shares of preferred stock, as the case may be, upon surrender of depositary receipts, as are expressly provided in the relevant deposit agreement.

MISCELLANEOUS

     The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying debt securities or preferred stock, as the case may be.

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying debt securities or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or preferred stock, as the case may be, for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment.

                       DESCRIPTION OF PURCHASE CONTRACTS

     We may issue purchase contracts for the purchase from us, or sale to us, of our common stock, preferred stock, warrants, depositary shares or debt securities, or debt securities of third parties (including U.S. Treasury securities), an index or indices of those securities or any combination of those securities. Purchase contracts may be issued separately or in purchase units, as specified in the applicable prospectus supplement. Purchase contracts issued as part of units may be attached to or separate from any other securities part of the units.

     We may issue purchase contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified or varying number of securities at a purchase price, which may be based on a formula, at a future date. Alternatively, we may issue purchase contracts obligating us to purchase from holders, and obligating holders to sell to us, a specified or varying number of securities at a purchase price, which may be based on a formula, at a future date. We may satisfy our obligations, if any, with respect to any purchase contract by delivering the subject securities or by delivering the cash value of the purchase contract or the cash value of the property otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify the methods by which the holders may purchase or sell the subject securities, as the case may be, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

     The purchase contracts may require us to make periodic payments to the holders of those purchase contracts or vice versa, and the periodic payments may be unsecured or prefunded and may be paid on a current or deferred basis. The purchase contracts may require holders of those purchase contracts to secure their obligations under the contracts in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations under the purchase contracts when the purchase contracts are issued, as described in the applicable prospectus supplement.

     This summary of some provisions of the purchase contracts is not complete. You should refer to the purchase contract agreement, including the applicable form of purchase contract security certificate, relating to the specific purchase contracts being offered for the complete terms of the purchase contract agreement and the purchase contracts. That purchase contract agreement, together with the applicable form of purchase contract security certificate, will be filed with the SEC in connection with the offering of the specific purchase contracts and will be available by the means described under "Where You Can Find More Information."

                         DESCRIPTION OF PURCHASE UNITS

     We may issue purchase units consisting of our purchase contracts taken together with our common stock, preferred stock, warrants, depositary shares or debt securities, warrants or purchase contracts, or debt securities of third parties (including U.S. Treasury Securities), in any combination, which may be purchased with the proceeds of the sales of purchase units. The securities comprising the purchase units may or may not be separate from one another, as described in the applicable prospectus supplement.

     The applicable prospectus supplement will describe:

     - the designation and the terms of the purchase units and of the securities constituting the units, including whether and under what circumstances the securities comprising the units may be traded separately;

     - any additional terms of the governing purchase unit agreement; and

     - any additional provisions for the issuance, payment, settlement, transfer or exchange of the purchase units or of the securities constituting the purchase units.

     The terms and conditions described in this prospectus under "Description of Debt Securities," "Description of Capital Securities," "Description of Warrants," "Description of Depositary Shares," and "Description of Purchase Contracts" will apply to each purchase unit and to any security included in each purchase unit, as applicable, unless otherwise specified in the applicable prospectus supplement.

     We will issue the purchase units under one or more purchase unit agreements to be entered into between us and a bank or trust company, as unit agent. We may issue purchase units in one or more series, which will be described in the applicable prospectus supplement. This summary of some provisions of the purchase units is not complete. You should refer to the purchase unit agreement, including the applicable form of purchase unit certificate, relating to the specific purchase units being offered for the complete terms of the purchase unit agreement and the purchase units and the identity of the unit agent with respect to those purchase units. That purchase unit agreement, together with the applicable form of purchase unit certificate, will be filed with the SEC in connection with the offering of the specific purchase units and will be available by the means described under "Where You Can Find More Information."

                         DESCRIPTION OF DEBT SECURITIES

     The following is a general description of the debt securities (the "Debt Securities") that we may offer from time to time. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement. Although our securities include securities denominated in U.S. dollars, we may choose to issue securities in any other currency, including the euro.

     The Debt Securities will be either senior Debt Securities or subordinated Debt Securities. We will issue the senior Debt Securities under the senior indenture between us and a trustee. We will issue the subordinated Debt Securities under a subordinated indenture between us and the same or another trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indentures, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as trustee.

     The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, defines your rights as holders of the Debt Securities. See the information under the heading "Where You Can Find More Information" to contact us for a copy of the appropriate indenture.

GENERAL

     The senior Debt Securities are unsubordinated obligations, will rank on par with all other debt obligations of ours and, unless otherwise indicated in the related prospectus supplement, will be unsecured. The subordinated Debt Securities will be subordinate, in right of payment to senior Debt Securities. A description of the subordinated Debt Securities is provided below under "-- Subordinated Debt Securities." The specific terms of any subordinated Debt Securities will be provided in the related prospectus supplement. For a complete understanding of the provisions pertaining to the subordinated Debt Securities, you should refer to the subordinated indenture attached as an exhibit to the Registration Statement of which this prospectus is a part.

TERMS

     The indentures do not limit the principal amount of debt we may issue.

     We may issue notes or bonds in traditional paper form, or we may issue a global security. The Debt Securities of any series may be issued in definitive form or, if provided in the related prospectus supplement, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by us. Each Debt Security represented by a global security is referred to as a "Book-Entry Security."

     Debt Securities may be issued from time to time pursuant to this prospectus and will be offered on terms determined by market conditions at the time of sale. Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Unless otherwise provided in the prospectus supplement, Debt Securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples thereof.

     Please refer to the prospectus supplement for the specific terms of the Debt Securities offered including the following:

     - Designation of an aggregate principal amount, purchase price and denomination;

     - Date of maturity;

     - If other than U.S. currency, the currency for which the Debt Securities may be purchased;

     - The interest rate or rates and the method of calculating interest;

     - The times at which any premium and interest will be payable;

     - The place or places where principal, any premium and interest will be payable;

     - Any redemption or sinking fund provisions or other repayment obligations;

     - Any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities;

     - The application, if any, of the defeasance provisions to the Debt Securities;

     - If other than the entire principal amount, the portion of the Debt Securities that would be payable upon acceleration of the maturity thereof;

     - Whether the Debt Securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

     - Any additional covenants applicable to the Debt Securities being offered;

     - Any additional events of default applicable to the Debt Securities being offered;

     - The terms of subordination, if applicable;

     - The terms of conversion, if applicable; and

     - Any other specific terms including any terms that may be required by or advisable under applicable law.

     Except with respect to Book-Entry Securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

CERTAIN COVENANTS IN THE INDENTURES

  PAYMENT

     We will pay principal of and premium, if any, and interest on the Debt Securities at the place and time described in the Debt Securities. Unless otherwise provided in the prospectus supplement, we will pay interest on any Debt Security to the person in whose name that security is registered at the close of business on the regular record date for that interest payment.

     Any money deposited with the trustee or any paying agent for the payment of principal of or any premium or interest on any Debt Security that remains unclaimed for two years after that amount has become due and payable will be paid to us at our request. After this occurs, the holder of that security must look only to us for payment of that amount and not to the trustee or paying agent.

  LIENS

     Each indenture provides that we will not, and will not permit any of our domestic subsidiaries, directly or indirectly, to issue, assume or guarantee any Debt if that Debt is secured by any Lien upon any Principal Property (or portion thereof) of ours or of any Domestic Subsidiary or any shares of stock or indebtedness of any Domestic Subsidiary, whether owned at the date of the indenture or thereafter acquired, without effectively securing the notes equally and ratably with that Debt, so long as such Debt is so secured. The foregoing restriction does not apply to:

     - Liens on any property acquired, constructed or improved by us or any domestic subsidiary of ours after the date of the indenture, which are created or assumed contemporaneously with or within three years after its acquisition, or completion of construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within that three-year period) to secure or provide for the payment of the purchase price or cost thereof, or Liens existing on any property at the time of its acquisition;

     - Liens existing on any property, shares of stock or indebtedness acquired from a Person merged with or into us or a Domestic Subsidiary of ours after the date of the indenture;

     - with respect to any corporation that becomes a Domestic Subsidiary after the date of the indenture, Liens on property of, or shares of stock or indebtedness issued by, any such corporation existing at the time it becomes a Domestic Subsidiary and not incurred in connection with or in anticipation of such corporation becoming a Domestic Subsidiary;

     - Liens to secure Debt of a Domestic Subsidiary owed to us or Debt of one of our Domestic Subsidiaries owed to another Domestic Subsidiary;

     - Liens in favor of governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute;

     - any Lien existing on the date of the indenture; or

     - Liens for the sole purpose of extending, renewing or replacing Debt, in whole or in part, secured by any Lien referred to above, provided, however, that the principal amount of Debt secured by that Lien shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the property that secured the Lien so extended, renewed or replaced (plus improvements on such property).

     The limitation on Liens will not apply to the issuance, assumption or guarantee by us or any Domestic Subsidiary of Debt secured by a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other Debt of ours and our Domestic Subsidiaries secured by Liens (not including Liens permitted under the foregoing exceptions) and the Attributable Debt with respect to Sale and Leaseback Transactions existing at that time (other than Sale and Leaseback Transactions in which the property involved would have been permitted to be subject to a Lien under clause
(1) above) does not exceed 10% of Consolidated Net Tangible Assets.

  LIMITATIONS ON CERTAIN SALE AND LEASEBACKS

     We and our Domestic Subsidiaries are prohibited from entering into Sale and Leaseback transactions unless:

     - We or such Domestic Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property to be leased without equally and ratably securing the Debt Securities, pursuant to the provisions described under "Limitations on Liens"; or the Attributable Debt with respect thereto would be an amount permitted under the last sentence under "Limitations on Liens;" or

     - We or such Domestic Subsidiary will, within 180 days of the effective date of any such arrangement apply an amount equal to the proceeds from such Sale and Leaseback Transaction to the payment or other retirement of Debt that ranks senior to or equal with the notes (other than, in either case, Debt owed by us or any Subsidiary); or to the purchase of other Principal Property.

  LIMITATIONS ON GUARANTEES

     We and our Domestic Subsidiaries are prohibited from entering into any agreement pursuant to which any such Domestic Subsidiary guarantees the payment of Debt incurred by us without providing that the Debt Securities be equally and ratably guaranteed by such Domestic Subsidiary.

  MERGER AND CONSOLIDATION

     We will not merge or consolidate with any other entity or sell or convey all or substantially all of its assets to any person, firm, corporation or other entity, except that we may merge or consolidate with, or sell or convey all or substantially all of our assets to, any other entity if (i) we are the continuing entity, or the successor entity (if other than us) is organized and existing under the laws of the United States of America or a State thereof and such entity expressly assumes payment of the principal and interest on all the Debt Securities, and the performance and observance of all of the covenants and conditions of the applicable indenture to be performed by us and (ii) there is no default under the applicable indenture. Upon such a succession, we will be relieved from any further obligations under the applicable indenture. For purposes of this paragraph, "substantially all of our assets" means, at any date, a portion of the non-current assets reflected in our consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66 2/3% of the total reported value of such assets.

WAIVER OF CERTAIN COVENANTS

     Unless otherwise provided in the prospectus supplement, we may, with respect to the Debt Securities of any series, omit to comply with any provision of the covenants described under "Liens" and "Limitations on Certain Sale and Leasebacks" above or in any covenant provided in the terms of those Debt Securities if, before the time for such compliance, holders of at least a majority in principal amount of the outstanding Debt Securities of that series waive such compliance in that instance or generally.

EVENTS OF DEFAULT

     An Event of Default occurs with respect to any series of Debt Securities when:

     - We default in paying principal of or premium, if any, on any of the Debt Securities of such series when due;

     - We default in paying interest on the Debt Securities of such series when due, continuing for 30 days;

     - We default in making deposits into any sinking fund payment with respect to any Debt Security of such series when due;

     - failure by us in the performance of any other covenant or warranty in the Debt Securities of such series or in the applicable indenture continues for a period of 90 days after notice of such failure as provided in that indenture;

     - certain events of bankruptcy, insolvency, or reorganization occur; or

     - any other Event of Default provided with respect to Debt Securities of that series.

     We are required annually to deliver to the trustee officers' certificates stating whether or not the signers have any knowledge of any default in the performance by us of certain covenants.

     If an Event of Default shall occur and be continuing with respect to any series, the trustee or the holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding may declare the Debt Securities of such series to be due and payable. If an Event of Default described in clause (vi) of the first paragraph under "Events of Default" occurs with respect to any series of Debt Securities, the principal amount of all Debt Securities of that series (or, if any securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) will automatically become due and payable without any declaration by the trustee or the holders. The trustee is required to give holders of the Debt Securities of any series written notice of a default with respect to such series as and to the extent provided by the Trust Indenture Act, except that the trustee may not give such notice of a default described in clause (v) of the first paragraph under "Events of Default" until at least 60 days after the default. As used in this paragraph, a "default" means an event described in the first paragraph under "Events of Default" without including any applicable grace period.

     If at any time after the Debt Securities of such series have been declared due and payable, and before any judgment or decree for the moneys due has been obtained or entered, we will pay or deposit with the trustee amounts sufficient to pay all matured installments of interest upon the Debt Securities of such series and the principal of all Debt Securities of such series which shall have become due, otherwise than by acceleration, together with interest on such principal and, to the extent legally enforceable, on such overdue installments of interest and all other amounts due under the applicable indenture shall have been paid, and any and all defaults with respect to such series under that indenture shall have been remedied, then the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding, by written notice to us and the trustee, may rescind and annul the declaration that the Debt Securities of such series are due and payable. In addition, the holders of a majority in aggregate principal amount of the Debt Securities of such series may waive any past default and its consequences with respect to such series, except a default in the payment of the principal of or any premium or interest on any Debt Securities of such series or a default in the performance of a covenant that cannot be modified under the indentures without the consent of the holder of each affected Debt Security.

     The trustee is under no obligation to exercise any of the rights or powers under the indentures at the request, order or direction of any of the holders of Debt Securities, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indentures, the holders of a majority in aggregate principal amount of the Debt Securities of each series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Debt Securities of such series.

     No holder of Debt Securities will have any right to institute any proceeding, judicial or otherwise, with respect to the indentures, for the appointment of a receiver or trustee or for any other remedy under the indentures unless:

     - The holder has previously given written notice to the trustee of a continuing Event of Default with respect to the Debt Securities of that series; and

     - The holders of at least 25% in principal amount of the outstanding Debt Securities of that series have made a written request to the trustee, and offered reasonable indemnity, to the trustee to institute proceedings as trustee, the trustee has failed to institute the proceedings within 60 days and the trustee has not received from the holders of a majority in principal amount of the Debt Securities of that series a direction inconsistent with that request.

     Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to the provisions of the applicable indenture regarding the payment of default interest, interest on that Debt Security on the due dates expressed in that security and to institute suit for the enforcement of payment.

MODIFICATION OF THE INDENTURES

     Each indenture contains provisions permitting us and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the Debt Securities in regard to matters as shall not adversely affect the interests of the holders of the Debt Securities, including, without limitation, the following:

     - to evidence the succession of another corporation to us;

     - to add to the covenants of ours further covenants for the benefit or protection of the holders of any or all series of Debt Securities or to surrender any right or power conferred upon us by that indenture;

     - to add any additional Events of Default with respect to all or any series of Debt Securities;

     - to add to or change any of the provisions of that indenture to facilitate the issuance of Debt Securities in bearer form with or without coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form;

     - to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of Debt Securities thereunder, under certain conditions designed to protect the rights of any existing holder of those Debt Securities;

     - to secure all or any series of Debt Securities;

     - to establish the forms or terms of the Debt Securities of any series;

     - to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee;

     - to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture;

     - to make other amendments that do not adversely affect the interests of the holders of any series of Debt Securities in any material respect; and

     - to add or change or eliminate any provision of that indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act.

     We and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of Debt Securities affected thereby at the time outstanding, except that no such modifications shall

     - extend the fixed maturity of any Debt Securities or any installment of interest or premium on any Debt Securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount Debt Security or any other Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the Debt Securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any Debt Security to require us to repurchase that security, without the consent of the holder of each Debt Security so affected;

     - reduce the percentage of Debt Securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, without the consent of the holders of all Debt Securities affected thereby then outstanding; or

     - modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described under "Modification of the indentures," except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each Debt Security affected thereby, without the consent of the holder of each Debt Security affected thereby.

SATISFACTION AND DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Each indenture shall be satisfied and discharged if (i) we shall deliver to the trustee all Debt Securities then outstanding for cancellation or (ii) all Debt Securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and we shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of Debt Securities that have become due and payable), provided that in either case we shall have paid all other sums payable under that indenture.

     Each indenture provides, if such provision is made applicable to the Debt Securities of a series,

     - that we may elect either (A) to defease and be discharged from any and all obligations with respect to any Debt Security of such series (except for the obligations to register the transfer or exchange of such Debt Security, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from our obligations with respect to such Debt Security under Sections 801, 803, 1005, 1006, 1007 and 1009 of that indenture (being the restrictions described above under "Certain Covenants of ours in the indentures") together with additional covenants that may be included for a particular series; and

     - that Sections 501(4), 501(5) (as to Sections 801, 803, 1005, 1006, 1007
       and 1009) and 501(8), as described in clauses (iv), (v) and (vii) under "Events of Default," shall not be Events of Default under that indenture with respect to such series ("covenant defeasance"), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money certain U.S. government obligations and/or, in the case of Debt Securities denominated in U.S. dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates.

In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, we have delivered to the trustee an Opinion of Counsel (as specified in the indentures) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the indentures.

RECORD DATES

     The indentures provide that in certain circumstances we may establish a record date for determining the holders of outstanding Debt Securities of a series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the Debt Securities of such series.

SUBORDINATED DEBT SECURITIES

     Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated Debt Securities, there are many substantive differences between the two. This section discusses some of those differences.

  SUBORDINATION

     Subordinated Debt Securities will be subordinate, in right of payment, to all Senior Debt. "Senior Debt" is defined to mean, with respect to us, the principal, premium, if any, and interest on the following:

     - all indebtedness of ours, whether outstanding on the date of issuance or thereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

     - any indebtedness of others of the kinds described in the preceding clause for the payment of which we are responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

     - amendments, renewals, extensions and refundings of any indebtedness described in the preceding clauses (1) or (2), unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding.

 DIFFERENCE BETWEEN SUBORDINATED DEBT SECURITY COVENANTS AND SENIOR DEBT SECURITY COVENANTS AND EVENTS OF DEFAULT

     Subordinated Debt Securities may not have the advantage of all of the covenants and Events of Default provided in the senior indenture. For example, covenants relating to Liens, Limitations on Certain Sale and Leasebacks as discussed above are not applicable to securities issued pursuant to the subordinated indenture

 TERMS OF SUBORDINATED DEBT SECURITIES MAY CONTAIN CONVERSION OR EXCHANGE PROVISIONS

     The prospectus supplement for a particular series of subordinated Debt Securities will describe the specific terms discussed above that apply to the subordinated Debt Securities being offered thereby as well as any applicable conversion or exchange provisions.

 MODIFICATION OF THE INDENTURE RELATING TO SUBORDINATED DEBT SECURITIES

     The subordinated indenture may be modified by us and the trustee without the consent of the Holders of the subordinated Debt Securities for one or more of the purposes discussed above under "-- Modification of the indentures." We and the trustee may also modify the subordinated indenture to make provision with respect to any conversion or exchange rights for a given issue of subordinated Debt Securities.

GOVERNING LAW

     The laws of the State of New York govern each indenture and will govern the Debt Securities.

BOOK-ENTRY SECURITIES

     The following description of book-entry securities will apply to any series of Debt Securities issued in whole or in part in the form of one or more global securities except as otherwise described in the prospectus supplement.

     Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary ("participants") or persons that may hold interests through participants.

     Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

     Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither we, the trustee nor any agent of ours or the trustee will have any responsibility or liability for any aspect of the depositary's records or any participant's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary's procedures, as is now the case with securities held for the accounts of customers registered in "street name," and will be the sole responsibility of such participants.

     A global security representing a book-entry security is exchangeable for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a person other than the depositary for that global security, only if (a) the depositary notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary ceases to be a clearing agency registered under the Exchange Act, (b) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of that series or (c) other circumstances exist that have been specified in the terms of the Debt Securities of that series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such person or persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

     Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in this "Description of Debt Securities." Reference is made to the indentures for complete definitions of these terms, as well as any other capitalized terms used in this description for which no definition is provided. Unless otherwise provided in the applicable prospectus supplement, the following terms will mean as follows for purposes of covenants that may be applicable to any particular series of senior debt securities.

     The term "Attributable Debt," in respect of a Sale and Leaseback Transaction, means, as of any particular time, the present value (discounted at the rate of interest implicit in the lease involved in such Sale and Leaseback Transaction, as determined by us in good faith) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by the lessee thereunder contingent upon the monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of the lease (including any period for which the lease has been extended or may, at the option of the lessor, be extended).

     The term "Consolidated Net Tangible Assets" means the total of all the assets appearing on the consolidated balance sheet of us and our Subsidiaries, less the following: (A) current liabilities; (B) intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense; and (C) appropriate adjustments on account of minority interests of other persons holding stock in any Subsidiary of ours.

     The term "Debt" means indebtedness for money borrowed.

     The term "Domestic Subsidiary" means a Subsidiary formed under the laws of, or conducting its principal operations within, the Unites States or any State or territory thereof.

     The term "Lien" means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, excluding certain liens relating to taxes, easements and similar liens arising in the ordinary course of business.

     The term "Person" means an individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     The term "Principal Property" means any manufacturing plant or other similar facility owned by us or any Domestic Subsidiary, the book value of the real property, plant and equipment of which (as shown, without deduction of any depreciation reserves, on the books of the owner or owners) is not less than two percent of Consolidated Net Tangible Assets except (A) any such plant or facility which our Board of Directors determines is not of material importance to the total business conducted, or assets owned, by us and our Domestic

Subsidiaries as an entirety, or (B) any portion of any such plant or facility which our Board of directors determines not to be of material importance to the use or operation thereof.

     The term "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing to us or any Domestic Subsidiary of ours of any Principal Property or portion thereof (except for temporary leases for a term, including any renewal thereof, of not more than 36 months and except for leases between us and a Subsidiary or between Subsidiaries), which Principal Property (or portion thereof has been or is to be sold or transferred by us or such Domestic Subsidiary to such Person.

     The term "Subsidiary" means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by such Person and one or more Subsidiaries of such Person (or combination thereof). Unless otherwise specified, "Subsidiary" means a Subsidiary of ours.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the applicable prospectus supplement relating to a specific issuance of securities. Our general corporate purposes include, but are not limited to, repayment, redemption or refinancing of debt, capital expenditures, investments in or loans to subsidiaries and joint ventures, funding of possible acquisitions, working capital, satisfaction of other obligations and repurchase of our outstanding securities. Pending any such use, the net proceeds from the sale of the securities may be invested in short-term, investment grade, interest-bearing instruments. We will include a more detailed description of the use of proceeds of any specific offering in the applicable prospectus supplement relating to the offering.

                              PLAN OF DISTRIBUTION

     We may offer the offered securities in one or more of the following ways, or any other way set forth in an applicable prospectus supplement from time to time:

     - to or through underwriting syndicates represented by managing underwriters;

     - through one or more underwriters without a syndicate for them to offer and sell to the public;

     - through dealers or agents;

     - to investors directly in negotiated sales or in competitively bid transactions; or

     - to holders of other securities in exchanges in connection with acquisitions.

     The prospectus supplement for each series of securities we sell will describe the offering, including:

     - the name or names of any underwriters;

     - the purchase price and the proceeds to us from that sale;

     - any underwriting discounts and other items constituting underwriters' compensation, which in the aggregate will not exceed eight percent of the gross proceeds of the offering;

     - any commissions paid to agents;

     - the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchanges on which the securities may be listed.

UNDERWRITERS

     If underwriters are used in a sale, we will execute an underwriting agreement with them regarding those securities. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwrit-ers to purchase these securities will be subject to conditions, and the underwriters must purchase all of these securities if any are purchased.

     The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the applicable prospectus supplement will state that this is the case and will describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

     In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

     - Over-allotment transactions involve sales in excess of the offering size, which create a short position for the underwriters.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

     - Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the securities originally sold by that broker-dealer are repurchased in a covering transaction to cover short positions.

     These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it otherwise would be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

AGENTS

     We also may sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the applicable prospectus supplement.

DIRECT SALES

     We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

     In addition, debt securities, shares of common stock or preferred stock or other of our securities described in this prospectus may be issued upon the exercise of warrants or the settlement of purchase contracts or units.

INDEMNIFICATION

     We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.

NO ASSURANCE OF LIQUIDITY

     The securities we offer may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

                                 LEGAL MATTERS

     The validity of the issuance of the offered securities will be passed upon for us by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania.

                                    EXPERTS

     The consolidated financial statements of Allegheny Technologies Incorporated incorporated by reference in Allegheny Technologies Incorporated's Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

SEC registration fee........................................   $ 50,680
Blue Sky fees and expenses..................................      5,000
Legal fees and expenses.....................................     50,000
Accounting fees and expenses................................     50,000
Trustee's fees and expenses.................................     15,000
Printing and engraving fees.................................     50,000
Miscellaneous...............................................     29,320
                                                               --------
  Total.....................................................   $250,000
                                                               ========

     All of the above amounts, other than the SEC filing fee, are estimates only.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Our restated certificate provides, among other things, that the personal liability of our directors is so eliminated.

     Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. Our Amended bylaws provide that we will indemnify any person who may be involved, as a party or otherwise, in a claim, action, suit or proceeding (other than any claim, action, suit or proceeding brought by or in the right of Allegheny Technologies Incorporated) by reason of the fact that such person is or was a director or officer, or is or was serving at the request of us as a director or officer of any other corporation or entity, against certain liabilities, costs and expenses. We are also authorized to maintain insurance on behalf of any person who is or was a director or officer, or is or was serving at the request of us as a director or officer of any other corporation or entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify such person against such liability under the DGCL. We are a party to agreements with our directors and officers pursuant to which we have agreed to indemnify them against certain costs and expenses incurred by them in their capacities as such.

ITEM 16.  EXHIBITS.

     The following Exhibits are filed as part of this Registration Statement:

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
*    1.1  Form of Purchase Agreement.
*    1.2  Form of Distribution Agreement.

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
     3.1  Restated Certificate of Incorporation of Allegheny
          Technologies Incorporated, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant's Report on
          Form 10-K for the year ended December 31, 1999 (File No.
          1-12001)).
     3.2  Amended and Restated Bylaws of Allegheny Technologies
          Incorporated (incorporated herein by reference to Exhibit
          3.2 to the Registrant's Report on Form 10-K for the Year
          Ended December 31, 1998 (File No. 1-12001)).
     4.1  Revolving Credit and Security Agreement dated June 13, 2003
          (incorporated by reference to Exhibit 99.1 to the
          Registrant's Report on Form 8-K dated June 19, 2003 (File
          No. 1-12001)).
     4.2  Indenture dated as of December 18, 2001 between Allegheny
          Technologies Incorporated and The Bank of New York, as
          trustee, relating to Allegheny Technologies Incorporated
          8.375% Notes due 2011 (incorporated by reference to Exhibit
          4.2 to the Registrant's Report on Form 10-K for the year
          ended December 31, 2001 (File No. 1-12001)).
     4.3  Form of 8.375% Notes due 2011 (included as part of Exhibit
          4.2).
     4.4  Indenture dated as of December 15, 1995 between Allegheny
          Ludlum Corporation and The Chase Manhattan Bank (National
          Association), as trustee (relating to Allegheny Ludlum
          Corporation's 6.95% Debentures due 2025) (incorporated by
          reference to Exhibit 4(a) to Allegheny Ludlum Corporation's
          Report on Form 10-K for the year ended December 31, 1995
          (File No. 1-9498)), and First Supplemental Indenture by and
          among Allegheny Technologies Incorporated, Allegheny Ludlum
          Corporation and The Chase Manhattan Bank (National
          Association), as Trustee, dated as of August 15, 1996
          (incorporated by reference to Exhibit 4.1 to Registrant's
          Current Report on Form 8-K dated August 15, 1996 (File No.
          1-12001)).
     4.5  Rights Agreement dated March 12, 1998, including Certificate of Designation for Series A Junior Participating Preferred
          Stock as filed with the State of Delaware on March 13, 1998
          (incorporated by reference to Exhibit 1 to the Registrant's
          Current report on Form 8-K dated March 12, 1998 (File No.
          1-12001)).
*    4.6  Form of Certificate of Common Stock, par value $.10 per share, of Allegheny Technologies Incorporated.
*    4.7  Form of Certificate of Preferred Stock.
*    4.8  Form of Warrant Agreement.
*    4.9  Form of Warrant Certificate.
*    4.10 Form of Deposit Agreement.
*    4.11 Form of Depositary Receipt.
*    4.12 Form of Purchase Contract Agreement.
*    4.13 Form of Purchase Contract Security Certificate.
*    4.14 Form of Purchase Unit Agreement.
*    4.15 Form of Purchase Unit Certificate.
+    4.16 Form of Indenture for Senior Debt.
     4.17 Form of Senior Debt Security (included as part of Exhibit
          4.16).
+    4.18 Form of Indenture for Subordinated Debt.
     4.19 Form of Subordinated Debt Security (included as part of
          Exhibit 4.18).
+    5.1  Opinion of Kirkpatrick & Lockhart LLP.
+   12.1  Computation of Ratio of Earnings to Fixed Charges.
+   23.1  Consent of Ernst & Young LLP.
    23.2  Consent of Kirkpatrick & Lockhart LLP (included as part of
          Exhibit 5.1).
    24.1  Powers of Attorney (included on signature page).
*   25.1  Form of T-1 Statement of Eligibility of Senior Debt
          Indenture Trustee.
*   25.2  Form of T-1 Statement of Eligibility of Subordinated Debt
          Indenture Trustee.

---------------

* To be filed either by amendment to this Registration Statement or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

+ Filed herewith.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table on the cover of this registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
           Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania on March 22, 2004.

                                          ALLEGHENY TECHNOLOGIES INCORPORATED

                                          By: /s/ L. PATRICK HASSEY
                                            ------------------------------------
                                          Name: L. Patrick Hassey
                                          Title: President and Chief Executive
                                          Officer

                               POWER OF ATTORNEY

     Each of the undersigned directors and officers of Allegheny Technologies Incorporated, a Delaware corporation, do hereby constitute and appoint Jon D. Walton and Richard J. Harshman, or either one of them, the undersigned's true and lawful attorneys and agents, with full power of substitution and resubstitution in each, to do any and all acts and things in our name and on our behalf in our respective capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments, whether pursuant to Rule 462(b) or otherwise) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either one of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----

              /s/ L. PATRICK HASSEY                  President and Chief Executive        March 22, 2004
 ------------------------------------------------    Officer and Director
                L. Patrick Hassey

             /s/ RICHARD J. HARSHMAN                 Executive Vice President --          March 22, 2004
 ------------------------------------------------    Finance and Chief Financial
               Richard J. Harshman                   Officer
                                                     (Principal Financial Officer)

                 /s/ DALE G. REID                    Vice President, Controller,          March 22, 2004
 ------------------------------------------------    Chief Accounting Officer and
                   Dale G. Reid                      Treasurer (Principal Accounting
                                                     Officer)

              /s/ ROBERT P. BOZZONE                  Chairman of the Board                March 22, 2004
 ------------------------------------------------
                Robert P. Bozzone

             /s/ PAUL S. BRENTLINGER                 Director                             March 22, 2004
 ------------------------------------------------
               Paul S. Brentlinger

               /s/ FRANK V. CAHOUET                  Director                             March 22, 2004
 ------------------------------------------------
                 Frank V. Cahouet

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----


                /s/ DIANE C. CREEL                   Director                             March 22, 2004
 ------------------------------------------------
                  Diane C. Creel

                /s/ JAMES C. DIGGS                   Director                             March 22, 2004
 ------------------------------------------------
                  James C. Diggs

              /s/ C. FRED FETTEROLF                  Director                             March 22, 2004
 ------------------------------------------------
                C. Fred Fetterolf

             /s/ W. CRAIG MCCLELLAND                 Director                             March 22, 2004
 ------------------------------------------------
               W. Craig McClelland

               /s/ WILLIAM G. OUCHI                  Director                             March 22, 2004
 ------------------------------------------------
                 William G. Ouchi

            /s/ CHARLES J. QUEENAN JR.               Director                             March 22, 2004
 ------------------------------------------------
             Charles J. Queenan, Jr.

                /s/ JAMES E. ROHR                    Director                             March 22, 2004
 ------------------------------------------------
                  James E. Rohr

                                 EXHIBIT INDEX

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
*    1.1  Form of Purchase Agreement.
*    1.2  Form of Distribution Agreement.
     3.1  Restated Certificate of Incorporation of Allegheny
          Technologies Incorporated, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant's Report on
          Form 10-K for the year ended December 31, 1999 (File No.
          1-12001)).
     3.2  Amended and Restated Bylaws of Allegheny Technologies
          Incorporated (incorporated herein by reference to Exhibit
          3.2 to the Registrant's Report on Form 10-K for the Year
          Ended December 31, 1998 (File No. 1-12001)).
     4.1  Revolving Credit and Security Agreement dated June 13, 2003
          (incorporated by reference to Exhibit 99.1 to the
          Registrant's Report on Form 8-K dated June 19, 2003 (File
          No. 1-12001)).
     4.2  Indenture dated as of December 18, 2001 between Allegheny
          Technologies Incorporated and The Bank of New York, as
          trustee, relating to Allegheny Technologies Incorporated
          8.375% Notes due 2011 (incorporated by reference to Exhibit
          4.2 to the Registrant's Report on Form 10-K for the year
          ended December 31, 2001 (File No. 1-12001)).
     4.3  Form of 8.375% Notes due 2011 (included as part of Exhibit
          4.2).
     4.4  Indenture dated as of December 15, 1995 between Allegheny
          Ludlum Corporation and The Chase Manhattan Bank (National
          Association), as trustee (relating to Allegheny Ludlum
          Corporation's 6.95% Debentures due 2025) (incorporated by
          reference to Exhibit 4(a) to Allegheny Ludlum Corporation's
          Report on Form 10-K for the year ended December 31, 1995
          (File No. 1-9498)), and First Supplemental Indenture by and
          among Allegheny Technologies Incorporated, Allegheny Ludlum
          Corporation and The Chase Manhattan Bank (National
          Association), as Trustee, dated as of August 15, 1996
          (incorporated by reference to Exhibit 4.1 to Registrant's
          Current Report on Form 8-K dated August 15, 1996 (File No.
          1-12001)).
     4.5  Rights Agreement dated March 12, 1998, including Certificate of Designation for Series A Junior Participating Preferred
          Stock as filed with the State of Delaware on March 13, 1998
          (incorporated by reference to Exhibit 1 to the Registrant's
          Current report on Form 8-K dated March 12, 1998 (File No.
          1-12001)).
*    4.6  Form of Certificate of Common Stock, par value $.10 per share, of Allegheny Technologies Incorporated.
*    4.7  Form of Certificate of Preferred Stock.
*    4.8  Form of Warrant Agreement.
*    4.9  Form of Warrant Certificate.
*    4.10 Form of Deposit Agreement.
*    4.11 Form of Depositary Receipt.
*    4.12 Form of Purchase Contract Agreement.
*    4.13 Form of Purchase Contract Security Certificate.
*    4.14 Form of Purchase Unit Agreement.
*    4.15 Form of Purchase Unit Certificate.
+    4.16 Form of Indenture for Senior Debt.
     4.17 Form of Senior Debt Security (included as part of Exhibit
          4.16).
+    4.18 Form of Indenture for Subordinated Debt.
     4.19 Form of Subordinated Debt Security (included as part of
          Exhibit 4.18).
+    5.1  Opinion of Kirkpatrick & Lockhart LLP.
+   12.1  Computation of Ratio of Earnings to Fixed Charges.
+   23.1  Consent of Ernst & Young LLP.
    23.2  Consent of Kirkpatrick & Lockhart LLP (included as part of
          Exhibit 5.1).

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
    24.1  Powers of Attorney (included on signature page).
*   25.1  Form of T-1 Statement of Eligibility of Senior Debt
          Indenture Trustee.
*   25.2  Form of T-1 Statement of Eligibility of Subordinated Debt
          Indenture Trustee.

---------------

* To be filed either by amendment to this Registration Statement or as an Exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

+ Filed herewith.